Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

Trademark License Agreement

This Trademark License Agreement (“Agreement”), dated as of July 29, 2024 (the “Effective Date”), is by and between Battle Born Battery Products, LLC, a Nevada limited liability company with offices located at 1190 Trademark Drive, Suite 108, Reno, Nevada 89521 (“Licensor”), Dragonfly Energy Corp., a Nevada corporation (“Dragonfly”) and STRYTEN ENERGY LLC, a Delaware limited liability company having an address at 5925 Cabot Parkway, Alpharetta, Georgia 30005 (“Licensee”), each a “Party” and together, the “Parties”.

WHEREAS, Licensor is the owner of/has the right to license the Licensed Mark (as defined below); and

WHEREAS, Licensee wishes to use the Licensed Mark in connection with the Licensed Products (as defined below) in the Licensee’s Markets (as defined below) and Licensor is willing to grant to Licensee a license to use the Licensed Mark on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Brand Manual/Use Guidelines” means Licensor’s guidelines for the form and manner in which the Licensed Mark may be used under this Agreement, a copy of which is attached to this Agreement as Exhibit B, including any amendments or updates to them as the Parties may agree to in writing from time to time.

“Confidential Information” has the meaning set forth in Section 12.

“Effective Date” has the meaning set forth in the preamble.

“Indemnified Party” has the meaning set forth in Section 14.1.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, award, decree, other requirement, or rule of law of any federal, state, local, or foreign government, or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

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“Licensed Mark” means the trademarks and service marks owned by Licensor that consist of or include the wording BATTLE BORN (or variations thereof), whether registered or unregistered, including the marks set forth on Schedule 1, whether registered or unregistered, along with any iterations or variants thereof owned by Licensor (including, for the avoidance of doubt, any applications filed pursuant to Section 4.3(f) or registrations resulting therefrom).

“Licensed Products” means batteries, and any other products that Licensor and Licensee may agree on in writing from time to time, for manufacture, advertising, marketing, distribution, and sale under the Licensed Mark.

“Licensee” has the meaning set forth in the preamble.

“Licensee’s Markets” means the markets identified on Schedule 2, as may be expanded from time to time in accordance with Section 2.4.

“Licensor” has the meaning set forth in the preamble.

“Losses” means losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Royalty Payment” has the meaning set forth in Section 10.2.

“Net Sales Price” means the gross invoiced price for each sale of a Licensed Product by Licensee, less any costs of packing, insurance, transport, delivery, rebates (or pre- bates), returns, trade discounts, sales taxes, value added taxes, freight, and duty charges; provided, that where the Licensed Products are: (a) sold by Licensee other than in an arm’s length transaction, or (b) sold by Licensee to any Affiliate of Licensee, the Net Sales Price of each such Licensed Product will be deemed to be the Net Sales Price which would have been obtained for such Licensed Product in an arm’s length transaction with a customer not an Affiliate of Licensee.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Quarterly Period” means each three-month period commencing on the 1st of January, the 1st of April, the 1st of July, and the 1st of October of each calendar year.

“Representatives” means, with respect to any Person, all officers, directors, stockholders, managers, managing directors, managing members, members, principals, employees, attorneys, agents, trustees, financial advisors, restructuring advisors, accountants, investment bankers, consultants, managed accounts, managed funds and other representatives of such Person.

“Specs” means the written technical specifications to which each Licensed Product must conform that shall be mutually agreed upon by Licensor and Licensee in good faith.

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“Term” has the meaning set forth in Section 15.1.

“Territory” means worldwide.

“Transfer and License-Back Agreement” means the Trademark Transfer and License-Back Agreement between Dragonfly and Licensor dated as of July 29, 2024 transferring ownership of the Licensed Mark to Licensor and licensing certain rights back to Dragonfly outside the Licensee’s Market.

2. License Grant.

2.1 Subject to this Agreement’s terms and conditions, Licensor hereby grants to Licensee during the Term an exclusive (including as to Licensor), irrevocable and perpetual (unless terminated in accordance with Section 15), non-transferable (except as provided in Section 18), sublicensable (pursuant to Section 17), license to use the Licensed Mark in the Territory in Licensee’s Markets, which markets may be subject to expansion in accordance with, and subject to the terms of, Section 2.4.

2.2 Licensor’s Express Reservation of Rights. Licensor hereby reserves all rights not expressly granted to Licensee under this Agreement. Without limiting the foregoing, all rights granted to Licensee under this Agreement are subject to Licensor’s and its Affiliates’ reserved right to use the Licensed Mark in their respective businesses outside the Licensee’s Markets.

2.3 Market Restrictions. Licensee shall not: (a) conduct advertising of Licensed Products targeted to any industry outside Licensee’s Markets; or (b) purposefully seek orders for Licensed Products from outside Licensee’s Market. Licensee’s rights in respect of the Licensed Mark will apply to all existing branded business-to-business (“B2B”) customers (which are sales other than direct sales to consumers on consumer products) and all other B2B customers in Licensee’s Markets.

2.4 Market Expansion. The scope of the license granted to Licensee under this Agreement may be extended to cover additional markets (i.e., other than those in Section A of Schedule 1) by mutual written agreement of the Licensor and Licensee, which consent may not be unreasonably withheld, conditioned or delayed. Licensor and Dragonfly hereby agree to amend the Transfer and License-Back Agreement (and any permitted sublicenses granted thereunder) to reflect any expansion of Licensee’s Market agreed to by Licensee and Licensor pursuant to this Section 2.4.

2.5 Business Names and Domain Names.

(a) Licensee shall not use the Licensed Mark (or any mark confusingly similar thereto), individually or in combination, as part of its corporate or trade name without Licensor’s prior written consent. Prior to adopting any domain name containing the Licensed Mark (or any mark confusingly similar thereto), Licensee shall seek approval from both Licensor and Dragonfly (such approval not to be unreasonably withheld, conditioned, or delayed) for the purpose of allowing the Parties to evaluate the potential risk of consumer confusion arising from the use thereof, and the Parties agree to cooperate in good faith to take reasonable steps to reduce any such risk.

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(b) Neither Licensor nor Dragonfly shall use the Licensed Mark (or any mark confusingly similar thereto), individually or in combination, as part of its corporate or trade name without Licensee’s prior written consent; provided that the Licensed Mark shall be permitted to be used by Licensor in its corporate name provided that the corporate name is not used as a trademark or service mark in commerce. Prior to adopting any domain name containing the Licensed Mark (or any mark confusingly similar thereto), Licensor and Dragonfly shall seek approval from Licensee (such approval not to be unreasonably withheld, conditioned, or delayed) for the purpose of allowing the Parties to evaluate the potential risk of consumer confusion arising from the use thereof, and the Parties agree to cooperate in good faith to take reasonable steps to reduce any such risk; provided that Licensor may continue to use the Licensed Mark in the domain name “www.battlebornbatteries.com” solely in the Licensor’s Reserved Markets set forth in Section B of Schedule 2.

3. Use of the Licensed Mark.

3.1 Compliance with Licensor’s Directions. During the Term, all Licensed Products made, sold, or otherwise distributed by Licensee in the Territory in the Licensee’s Market must carry the Licensed Mark. Licensee shall comply in all material respects with the directions regarding the form and manner of the application of the Licensed Mark contained in the Brand Manual/Use Guidelines or is consented to by Licensor (such consent not to be unreasonably withheld, conditioned or delayed).

3.2 Other Marks. Apart from the Licensed Mark, any other trademark, service mark, trade name, or logo affixed to, or used in connection with, the Licensed Products, may be so affixed or used provided that such affixation or use complies with the Brand Manual/Use Guidelines or is consented to by Licensor (not to be unreasonably withheld, conditioned or delayed).

3.3 Trademark Notices. Licensee shall ensure that all Licensed Products sold by Licensee and all related quotations, specifications, and descriptive literature, and all other materials carrying the Licensed Mark, be marked with the appropriate trademark notices as set forth in the Brand Manual/Use Guidelines.

4. Ownership and Registration.

4.1 Acknowledgement of Ownership. Licensee acknowledges that (a) Licensor is, as of the date hereof, the owner of the Licensed Mark throughout the world and all goodwill related thereto, and (b) all use of the Licensed Mark by Licensee under this Agreement and any goodwill accruing from such use will inure solely to Licensor’s benefit. If Licensee acquires any ownership rights in the Licensed Mark, by operation of law or otherwise, except as provided in Sections 5 and 6, Licensee hereby irrevocably assigns such rights to Licensor without further action by any of the Parties.

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4.2 Licensee Restrictions. Licensee agrees that it shall not directly or indirectly:

(a) knowingly take, omit to take, or permit any action which will dilute the Licensed Mark or tarnish or bring into disrepute the reputation of or goodwill associated with the Licensed Mark, or which will invalidate or jeopardize any registration of the Licensed Mark; or

(b) apply for, or obtain, or assist any Person (other than Licensor and Dragonfly as may be required under this Agreement) in applying for or obtaining any registration of the Licensed Mark, or any trademark, service mark, trade name, or other indicia confusingly similar to the Licensed Mark without the express written consent of Licensor (except as permitted under Sections 5 and 6).

4.3 Maintenance of Registrations.

(a) Licensor shall, at its sole expense, take all reasonable steps to maintain the registrations of the Licensed Mark, including timely payment of all maintenance fees, and prosecute to registration any pending applications during the Term. Licensee shall provide, at Licensor’s request, all necessary assistance with such maintenance and prosecution. On request, Licensor shall provide to Licensee copies of receipts of renewal fees.

(b) Licensor shall (i) keep Licensee informed of all Material Developments (as defined herein) in connection with the prosecution and maintenance of any registration or application for registration of the Licensed Mark and (ii) consider Licensee’s written comments in good faith in connection with preparing any filing or response thereto. A “Material Development” means any (A) opposition or other challenge by any other Person to the ownership or validity of any Licensed Mark or any registration or application for registration thereof; (B) notice relating to the abandonment or cancellation of any registration for the Licensed Mark; (C) notice or response relating to an Office Action involving the Licensed Mark; (D) notice that any application for a Licensed Mark has become registered; or (E) request for extension of time to file Statement of Use.

(c) Neither Licensor nor Dragonfly shall knowingly take, omit to take, or permit any action which will dilute the Licensed Mark or tarnish or bring into disrepute the reputation of or goodwill associated with the Licensed Mark, or which will invalidate or jeopardize any registration of the Licensed Mark.

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(d) In any event wherein a registration of a Licensed Mark or an application to register a Licensed Mark is subject to a cancellation action, an opposition action, an Office action rejecting the subject application or renewal application, potential non- renewal or abandonment of the subject application or registration due to inability to fulfill trademark office renewal requirements or application requirements, or a third- party challenge to the subject registration or application, and Licensor has already taken all reasonable steps to maintain the subject registration or prosecute the subject application (as required pursuant to Section 4.3(a)):

(i) at least sixty (60) days prior to the date upon which the applicable action must be taken in order to maintain such Licensed Mark, Licensor shall inform Licensee of the circumstances and provide Licensee written notice explaining in reasonable detail why Licensor has determined that all reasonable steps to maintain such Licensed Mark have already been taken;

(ii) Licensee shall have the right, but not obligation, to direct Licensor to bring or take any such additional action as Licensee may reasonably determine in good faith to be necessary to the effort to overcome such cancellation, opposition, rejection, non-renewal, abandonment, or third-party challenge or otherwise maintain the Licensed Mark, all at the sole cost and expense of Licensor; and

(iii) Licensor shall promptly (and in any event within sufficient time to ensure such Licensed Mark does not become abandoned or fail to meet any prosecution and/or maintenance deadlines therefor) provide all assistance with respect to such additional action upon request by Licensee, and promptly execute such documents and perform such acts as may be reasonable or required to aid such additional action at the request of Licensee, all at the sole cost and expense of Licensor.

(e) No more than ninety (90) days prior to the date upon which a registration for the Licensed Mark is due for renewal or other maintenance, Licensee may request in writing reasonable assurance that Licensor will take timely action to maintain such Licensed Mark. In the event Licensor fails to provide reasonable assurance within ten (10) business days of Licensee’s written request, then Licensee may invoke the rights provided in Section 4.3(d)(ii)-(iii) of this Agreement.

(f) If Licensee requests that Licensor file any application for registration of any Licensed Mark that is not registered, Licensor shall reasonably promptly make such filings in Licensor’s own name the costs of which shall be borne by Licensor; provided that if Licensor, exercising reasonable business judgment, disagrees with any such Licensee request in good faith, then Licensee shall cover the cost and expense associated with any such filing. For the avoidance of doubt, any applications filed pursuant to this Section 4.3(f) and registrations resulting therefrom shall automatically be included in the license to the Licensed Mark granted to Licensee pursuant to this Agreement.

4.4 No Encumbrances. Licensee shall not grant or attempt to grant a lien or any security interest in, or otherwise similarly encumber in any manner whatsoever, the Licensed Mark or record any such security interest, lien or similar encumbrance against any application or registration for the Licensed Mark in the United States Patent and Trademark Office or elsewhere.

5. Rights of First Refusal. The Right of First Refusal provisions attached hereto as Exhibit C are hereby incorporated as if set forth fully herein.

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6. Rights Upon Sale. The Rights Upon Sale provisions attached hereto as Exhibit C are hereby incorporated as if set forth fully herein.

7. Quality Control.

7.1 Acknowledgement. Licensee acknowledges and is familiar with the high standards, quality, style, and image of Licensor, and Licensor and Licensee at all times shall conduct their business and use the Licensed Mark in a manner consistent with these standards, quality, style, and image.

7.2 Compliance with Specifications. Licensee shall comply, in all material respects, with the specifications and standards for the Licensed Products contained in the Specs, which may be revised by mutual written agreement of the Parties, including their design and manufacturer.

7.3 Compliance with Laws. In exercising its rights under this Agreement, each Party shall comply with all applicable Laws. Licensee shall promptly provide Licensor with copies of all communications with any governmental, regulatory, or industry authority relating to the Licensed Mark or the Licensed Products.

7.4 Inspection of Facilities. Upon reasonable (no less than thirty (30) days’) prior written notice and during Licensee’s normal business hours, at least once but no more than twice per calendar year or, if Licensor has reason to believe that Licensee is in breach of Section 7 of this Agreement and Licensor deems an inspection hereunder necessary in its reasonable discretion, Licensee shall permit Licensor to inspect Licensee’s facilities used for the manufacture, storage, or distribution of the Licensed Products to ensure compliance with the quality standards or any other specifications or requirements set forth in this Agreement to the extent necessary under applicable Law to maintain the validity of the Licensed Mark and protect the goodwill associated therewith.

7.5 Submission of Materials for Approval. Prior to any use of the Licensed Mark on a Licensed Product that has not previously been approved or is not substantially consistent with a previously approved Licensed Product and thereafter at any time following Licensor’s reasonable written request (not to exceed twice a calendar year unless Licensor has reason to believe that the Licensed Product does not meet applicable Specs and deems receipt of a production sample of the Licensed Product hereunder necessary in its reasonable discretion), Licensee shall, at its own expense, supply a representative production sample of the Licensed Product to Licensor for approval and Licensor shall grant such approval if such Licensed Product meets applicable Specs. If such sample does not meet applicable Specs and Licensor rejects such sample, it shall give written notice of such rejection (in reasonable detail to facilitate cure by Licensee) to Licensee within fourteen (14) days of Licensor’s receipt of the sample. In the absence of a written notice of rejection within fourteen (14) days of receipt of a sample, the sample will be deemed to have been approved by Licensor.

7.6 Rejected, Damaged, or Defective Products. Licensee shall not knowingly sell, market, distribute, or permit any third party to sell, market or distribute, any Licensed Products that are damaged or defective.

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7.7 Complaints. Licensee shall reasonably promptly following Licensor’s written request, provide Licensor with details of any complaints it has received relating to the Licensed Products together with reports on the manner in which such complaints are being, or have been, resolved and shall consider in good faith any reasonable directions given by Licensor concerning such complaints, in each case to the extent relating to the Licensed Mark.

7.8 Subcontracting. Licensee is liable for all acts and omissions of any authorized subcontractor engaged by Licensee hereunder. Licensee will ensure that any subcontractor shall maintain quality standards in accordance with this Agreement.

7.9 Product Recall. Licensee agrees to take commercially reasonable steps, which may include, without limitation, product recalls, to abate any health or safety risks posed by the Licensed Products reasonably promptly. Upon Licensor’s reasonable written request, Licensee shall provide to Licensor for Licensor’s review and approval, a copy of Licensee’s recall program for the Licensed Products. Licensee has complete responsibility for determining if a product recall is required and Licensee bears responsibility for all costs and expenses associated with any recall of the Licensed Products.

7.10 Product Pricing. [***]

7.11 Cooperation. The Parties shall all cooperate in good faith with respect to controlling the quality of any Licensed Products bearing the Licensed Mark, including with respect to monitoring and corrective action processes, warranties and pricing.

8. Marketing, Advertising, and Promotion.

8.1 Marketing and Advertising Requirements. Licensee shall:

(a) use commercially reasonable efforts to promote and expand the supply of Licensed Products throughout the Licensee’s Market; and

(b) not advertise, market, or promote the Licensed Products in a way that reduces or diminishes the reputation, image, and prestige of the Licensed Mark or of products sold under or by reference to the Licensed Mark (including, without limitation, the Licensed Products).

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8.2 Approval of Marketing and Advertising Materials. Prior to any use of the Licensed Mark in advertisements, marketing, promotional material, product branding, and/or educational/informational documentation for the Licensed Products which has not previously been approved, Licensee shall send to Licensor for its prior written approval a visual proof of such proposed advertisements or marketing or promotional material for the Licensed Products and Licensor shall grant such approval if such use complies with the Brand Manual/Use Guidelines. If such use does not comply with the Brand Manual/Use Guidelines and Licensor disapproves of such material, it shall give written notice of such disapproval (in reasonable detail to facilitate cure by Licensee) to Licensee within ten (10) business days of receipt by Licensor of the material. In the absence of a written notice of disapproval within ten (10) business days of receipt of such materials, the materials will be deemed to have been approved by Licensor. Licensee shall not use any material in the advertising, marketing, promotion, branding, or educational materials of Licensed Products that Licensor has not approved. Approval of any particular use of any Licensed Mark, once given by Licensor, shall continue in effect with respect to such use without need for further approval.

8.3 Cost of Marketing and Advertising. Except as otherwise provided in this Agreement, as between the Parties, Licensee shall bear the costs of all advertising, marketing, and promotion for the Licensed Products in the Licensee’s Market in the Territory during the Term.

8.4 Celebrity Endorsement. Licensee shall not use a personality or celebrity to endorse or promote any Licensed Products without Licensor’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed).

9. Enforcement.

9.1 Notification. Each Party shall immediately notify the other Parties in writing with reasonable detail of any: (a) actual, suspected, or threatened infringement of the Licensed Mark, or claim that the Licensed Mark is invalid, or opposition to the Licensed Mark, in each case of the foregoing that such Party becomes aware of; (b) actual, suspected, or threatened claim that use of the Licensed Mark infringes the rights of any third party that such Party becomes aware of; (c) Person applying for, or granted, a registered trademark by reason of which that Person may be, or has been, granted rights which conflict with any of the rights granted to Licensee under this Agreement, that such Party becomes aware of; or (d) other actual, suspected or threatened third-party claim to which the Licensed Mark may be subject that such Party becomes aware of.

9.2 Actions Outside Licensee’s Market. With respect to any of the matters listed in Section 9.1: (a) Licensor has the first right, but not obligation, to enforce its rights in the Licensed Mark outside Licensee’s Market, including the control and conduct of all claims and proceedings, provided that if Licensor does not initiate legal action in connection with any such matter within thirty (30) days of receipt of notice provided under Section 9.1, or if Licensor decides not to proceed with any such action, Licensee shall have the right, but not obligation, to bring or take any such action as it determines is necessary and to control the conduct of such enforcement at its sole cost and expense.

9.3 Actions in Licensee’s Market. With respect to any of the matters listed in Section 9.1, Licensee has the first right, but not obligation, to enforce its rights in the Licensed Mark in the Licensee’s Market, including the control and conduct of all claims and proceedings, provided that if Licensee does not initiate legal action in connection with any such matter within thirty (30) days of receipt of notice provided under Section 9.1, or if Licensee decides not to proceed with any such action, Licensor shall have the right, but not obligation, to bring or take any such action as it determines is necessary and to control the conduct of such enforcement action at its sole cost and expense.

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9.4 Enforcement Assistance & Recovery. The non-enforcing Party under Sections 9.2 and 9.3 shall provide the enforcing Party with all assistance that the enforcing Party may reasonably require in the conduct of any claims or proceedings and the enforcing Party shall bear the cost of any proceedings and will be entitled to retain all sums recovered in any action for its own account. Any monetary recovery resulting from such enforcement action shall first be used to pay the legal expenses of the enforcing Party and then to reimburse any legal expenses incurred by the other Party in cooperating in such action as requested by the enforcing Party, and any remaining amounts shall belong solely to the enforcing Party.

10. Payments.

10.1 Initial Licensing Fee. In consideration for the license granted herein, Licensee shall pay to Licensor, pursuant to the instructions set forth in Section 10.6, the sum of Five Million U.S. Dollars ($5,000,000) (“Initial Licensing Fee”). Payment is due within thirty (30) days of the Effective Date of this Agreement in immediately available funds. Such sum will not be refundable or available for credit against royalties or any other sums payable by Licensee under this Agreement. The Licensor confirms that all obligations of Licensee related to the Initial Licensing Fee are fully satisfied upon the transfer of the Licensed Mark to the Licensor and payment of the Initial Licensing Fee. The Licensee will have immediate and unrestricted use of the Licensed Mark upon payment.

10.2 Royalties. In addition to the Initial Licensing Fee, Licensee shall pay, in arrears within [***] ([***]) days following the end of each Quarterly Period, to Licensor a royalty (the “Royalty Payment(s)”; for the avoidance of doubt, the term Royalty Payments does not include the Initial Licensing Fee) of [***] percent ([***]%) of the Net Sales Price of each Licensed Product during such Quarterly Period that is sold by Licensee during such Quarterly Period until Licensee has paid to Licensor Twelve Million Five Hundred Thousand U.S. Dollars ($12,500,000) in the aggregate of Royalty Payments; provided, however, that the first Royalty Payment following the Effective Date shall be made within [***] ([***]) days following the end of the first full Quarterly Period occurring after the Effective Date and shall cover the period from the from the Effective Date through the end of such first full Quarter. Thereafter, Licensee will pay to Dragonfly, in arrears within [***] ([***]) days following the end of each Quarterly Period, an amount equal to [***] percent ([***]%) of the aggregate Net Sales Price of Licensed Products in the Licensee’s Market during each such Quarterly Period, until Licensee has paid to Licensor an additional Twelve Million Five Hundred Thousand U.S. Dollars ($12,500,000) in the aggregate. With respect to any Licensed Product sold, the Royalty Payment shall accrue on the date when the Licensed Product is paid for. Notwithstanding anything to the contrary herein, in no event shall the aggregate Royalty Payments exceed Twenty-five Million U.S. Dollars ($25,000,000).

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10.3 $15 Million Dollar Milestone. If (and only if) the sum of all Royalty Payments made by Licensee to Licensor on or prior to the fifth (5th) year anniversary of the Effective Date is less than Fifteen Million U.S. Dollars ($15,000,000), then Licensor and Licensee shall negotiate in good faith for a period of thirty (30) days following the fifth (5th) year anniversary of the Effective Date as to whether Licensee will have the right to continue to license the Licensed Mark and thereby pay the Royalty Payments in accordance with the terms of this Agreement. If Licensee and Dragonfly are unable to come to a resolution after good faith negotiations during such thirty (30) day period, either Licensor or Licensee may terminate this Agreement unless Licensee irrevocably agrees in writing (to be executed by Licensee’s Chief Financial Officer or Representative of similar seniority), in its sole discretion, that Licensee will (a) pay Twenty-five Million U.S. Dollars ($25,000,000) in aggregate Royalty Payments on or prior to the date that is ninety (90) days after the seventh (7th) anniversary of the Effective Date or (b) irrespective of the amount of sales of Licensed Product, make a payment within ninety (90) days of the seventh (7th) year anniversary of the Effective Date equal to the difference between (x) Twenty-five Million U.S. Dollars ($25,000,000) less (y) the aggregate amount of Royalty Payments made by Licensor in respect of the period from the Effective Date through the seventh (7th) year anniversary of the Effective Date.

10.4 $25 Million Dollar/Seven Year Milestone.

(a) If the sum of all Royalty Payments made by Licensee during the period beginning on the Effective Date of this Agreement and ending on the date that is ninety (90) days after the seventh (7th) year anniversary of the Effective Date equal to Twenty- five Million U.S. Dollars ($25,000,000), then (i) this Agreement shall continue in full force and effect in accordance with its terms, (ii) Licensor will invoice and Licensee will pay to Licensor Twelve Thousand Five Hundred U.S. Dollars ($12,500.00) quarterly in arrears within [***] ([***]) days following the end of each Quarterly Period thereafter (“Quarterly Licensing Fee”), and (iii) as long as the $25 Million Dollar milestone has been met, Licensor’s only remedy for Licensee’s failure to pay any Quarterly Licensing Fee is to seek collection thereof, including any late payment interest and attorneys’ fees (if any) in accordance with Section 10.7, and Licensor shall have no right to terminate this Agreement.

(b) If the sum of all Royalty Payments made by Licensee on or prior to the date that is [***] ([***]) days after the seventh (7th) anniversary of the Effective Date is less than Twenty-five Million U.S. Dollars ($25,000,000), then Licensee shall have the option to either (x) pay to Licensor the difference of Twenty-five Million U.S. Dollars ($25,000,000.00) less the aggregate Royalty Payments paid by Licensee during the period beginning on the Effective Date of this Agreement and ending on the date that is [***] ([***]) days after the seventh (7th) year anniversary of the Effective Date (in which case this Agreement will continue in full force and effect and Licensee will pay to Licensor the Quarterly Licensing Fee thereafter), or (y) elect to continue paying the Royalty Payment quarterly as set forth in Section 10.2 until Twenty-five Million U.S. Dollar ($25,000,000.00) threshold is reached and thereafter, pay the Quarterly Licensing Fee. The option under Section 10.4(b)(y) in the preceding sentence shall only be available to Stryten and apply if Stryten has met the $15 million threshold in section 10.3. If not, and Stryten elects to continue to license the Marks, the full $25 million must be paid at the end of year seven in accordance with the terms of Section 10.3. Licensee will communicate which option (if available) it elects as described in the foregoing provisions of this Section 10.4(b) to Licensor in writing no later than the date that is ninety (90) days after the seventh (7th) anniversary of the Effective Date.

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10.5 Taxes. All sums payable under this Agreement are exclusive of taxes and must be paid free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by Law. If any deduction or withholding is required by Law, Licensee shall (a) pay to Licensor such sum as will, after the deduction or withholding has been made, leave Licensor with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, and (b) reasonably promptly following making the deduction or withholding, provide a statement in writing showing the gross amount of the payment, the amount of the sum deducted and the actual amount paid.

10.6 Manner of Payment. All sums payable to Licensor under this Agreement (other than those disputed in accordance with this Section 10.6) must be paid without offset, counterclaim or deduction within thirty (30) days following the end of each Quarterly Period (other than the Initial Licensing Fee which must be paid within thirty (30) days of the Effective Date of this Agreement) in US dollars in immediately available funds by wire transfer to a bank account to be designated in writing by Licensor. Licensee may in good faith dispute sums payable to Licensor under this Agreement (other than the Initial Licensing Fee) by providing Licensor written notice describing such dispute within thirty (30) days following the end of each Quarterly Period. The Licensor and Licensee shall use good faith efforts to resolve any such dispute reasonably promptly following Licensee providing Licensor notice of such dispute.

10.7 Late Payments. In the event Licensor does not receive payments due under this Agreement by the due date (other than those disputed in accordance with Section 10.6), Licensee shall pay to Licensor interest on the overdue payment (other than payments disputed in accordance with Section 10.6) from the date such payment was due to the date of actual payment at a rate of one and one-half percent (1.5%) per month, or if lower, the maximum amount permitted under Law, plus any reasonable attorneys’ fees (if any) incurred by Licensor in connection with the collection of any such amounts not paid when due.

10.8 Royalty Statements. At the same time as any Royalty Payments are due and payable (or prior thereto), Licensee shall submit or cause to be submitted to Licensor a statement in writing, certified to be true and correct by Licensee, that includes information relevant to the calculation of such Royalty Payments:

(a) the Quarterly Period for which the royalties were calculated;

(b) the number of Licensed Products sold or distributed during the Quarterly Period;

(c) the Net Sales Price of each Licensed Product sold during the Quarterly Period; and

(d) the amount of Royalty Payments due and payable; and

(e) any other details Licensor may reasonable require.

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10.9 Records and Audit. During the Term and for three (3) years thereafter, Licensee shall keep complete and accurate books and records showing the description, price, quantity, and date of manufacture and sale of all Licensed Products manufactured, sold, or distributed by Licensee that are reasonably necessary for the calculation of Royalty Payments under this Agreement. Upon reasonable prior written notice to Licensee (but in no event less than ten (10) days), Licensor may request an inspection and audit by Licensor (or its authorized representative), at Licensor’s sole cost and expense, during Licensee’s normal business hours access to the books and records of Licensee relating to the calculation of the Royalty Payments to verify the royalties and other amounts payable by Licensee under this Agreement. If any such inspection or audit shows that any payment is deficient, (a) Licensee shall reasonably promptly pay Licensor the deficient amount, including interest calculated in accordance with Section 10.7 and (b) if such payment is found deficient by more than five percent (5%), Licensee shall bear the cost of the audit or inspection, in each case of subparts (a) and (b), unless Licensee disputes such finding in good faith, in which case Licensee will be afforded reasonable time (in any event not to exceed thirty (30) days) to conduct its own inspection and audit to verify such deficient payments. If any such audit or inspection shows that payments made by Licensee are in excess of the required payment, Licensor shall pay Licensee the excess amount reasonably promptly. Such inspection and audit right of Licensor shall remain in effect solely during the Term and for a period of one (1) year after the termination of this Agreement.

11. No Repayment. If this Agreement is terminated, Licensor shall not be required to repay any monies previously paid by Licensee to Licensor pursuant to this Agreement.

12. Confidentiality. Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to information of the other Party (the “Disclosing Party”) that is treated as confidential by the other Party, including information about its business operations and strategies, goods and services, customers, pricing, marketing, and other sensitive and proprietary information (collectively, the “Confidential Information”). Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence: (a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 12 by the Receiving Party; (b) is or becomes available to the Receiving Party on a non-confidential basis from another Person, provided that such Person is not and was not prohibited from disclosing such Confidential Information; or (c) was known by or in the possession of the Receiving Party prior to being disclosed by or on behalf of the Disclosing Party. The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent such Confidential Information is required to be disclosed by applicable Law, including pursuant to the terms of a court order; provided that the Receiving Party has given the Disclosing Party prior written notice of such disclosure (to the extent not prohibited by applicable Law or court order) and an opportunity to contest such disclosure and to seek a protective order or other remedy. The Receiving Party shall: (i) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (ii) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (iii) not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who are bound by written confidentiality obligations at least as stringent as those set forth herein and have a bona fide need to know such Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

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13. Representations, Warranties and Covenants.

13.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the Laws of its jurisdiction of incorporation or organization;

(b) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate/organizational action of such Party; and

(d) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

13.2 Additional Representations, Warranties and Covenants of Dragonfly and Licensor. Dragonfly and Licensor, jointly and severally, represent, warrant, covenant and agree that:

(a) Licensor is the sole and exclusive legal and beneficial owner of the entire right, title, and interest in and to the Licensed Mark, including, for the avoidance of doubt, the marks set forth on Schedule 1, free and clear of all liens and other encumbrances (other than the security interest in favor of Alter Domus (US) LLC granted on October 7, 2022), and has the right and authority to grant the rights and licenses granted to Licensee in this Agreement;

(b) Licensor is the owner of the registrations and applications set forth on Schedule I, and all such issued registrations are valid, subsisting, and in full force and effect;

(c) except for the licenses under the Transfer and License-Back Agreement on the date hereof, Licensor has not granted, or conveyed to any other Person other licenses or similar rights in, to, or under the Licensed Mark;

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(d) to the best of Dragonfly and Licensor’s knowledge, the exercise by Licensee of the rights and license granted under this Agreement in accordance with this Agreement will not infringe or otherwise conflict with the rights of any other Person;

(e) there is no settled, pending, or, to their knowledge, threatened litigation, opposition, or other claim or proceeding challenging the validity, enforceability, ownership, registration, or use of any Licensed Mark; and

(f) neither of them has brought or threatened any claim against any third- party alleging infringement of the Licensed Mark, and to their knowledge, no third party is infringing or threatening to infringe the Licensed Mark.

13.3 Exclusion of Consequential and Other Indirect Damages. EXCEPT IN CONNECTION WITH (A) ANY BREACH OF SECTIONS 12 OR 13, OR (B) ANY FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL OR CRIMINAL MISCONDUCT, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER LICENSOR NOR LICENSEE WILL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14. Indemnification and Insurance.

14.1 Indemnification. In addition to any other available remedies, each Party shall indemnify, defend, and hold harmless the other Party and its Affiliates, and its and their respective Representatives, successors, and assigns (each, an “Indemnified Party”), for any and all Losses arising out of, resulting from or in connection with (i) any misrepresentation or breach of or non-fulfillment of any representation, warranty, covenant or agreement of the indemnifying Party contained in this Agreement, (ii) the indemnifying Party’s use of the Licensed Mark in violation of, or outside the scope of, the license granted to such indemnifying Party under this Agreement, (iii) any product liability claims in connection with the indemnifying Party’s manufacture, advertising, marketing, distribution and sale of products under the Licensed Mark, or (iv) the indemnifying Party’s fraud, bad faith, gross negligence or willful or criminal misconduct in performance of its obligations under this Agreement.

14.2 Licensor Indemnification. In addition to any other available remedies, Licensor and Dragonfly shall indemnify, defend, and hold harmless Licensee and its Indemnified Parties for any and all Losses arising out of, resulting from or in connection with any claim of infringement, dilution, or other violation of any intellectual property right of any Person resulting from the use of the Licensed Mark by Licensee, its Affiliates or sublicensees in accordance with this Agreement.

14.3 Indemnification Procedures.

(a) Any Indemnified Person submitting an claim for Losses (“Indemnified Claim”) under Section 14.1 or 14.2 shall deliver reasonably prompt written notice thereof to the Party from whom indemnification is sought (the “Indemnifying Party”) describing in reasonable detail the basis for the claim, include copies of any material written evidence thereof and shall indicate (to the extent known) the estimated amount of the Loss that has been or may be sustained by the Indemnified Party; provided, that no that no failure to provide such notice shall relieve Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party is materiality prejudiced by reason of such failure.

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(b) If the Indemnified Claim results from a claim, suit, action or other proceeding brought by a third-party, the Indemnifying Party shall have the right to assume the defense promptly assume control of the defense and investigation of the Indemnified Claim, with counsel of its own choosing, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, in each case at the Indemnifying Party’s sole cost and expense; provided, that the Indemnifying Party shall not have the right to assume the defense of any such third-party claim to the extent it (a) involves criminal or quasi-criminal allegations, (b) seeks an injunction or other equitable relief, (c) involves any customer or supplier of any Indemnified Party or any other Person with whom any Indemnified Party has a material business relationship, or (d) amount of such third-party claim is reasonably likely to exceed the Indemnified Party’s ability to pay. The Indemnified Party may participate in the defense of such Indemnified Claim, with counsel of its own choosing and at its own cost and expense. The Indemnifying Party shall not compromise or settle any Indemnified Claim (i) on any terms or in any manner that adversely affects the rights of any Party hereunder (other than the Indemnified Party) without such Party’s prior written consent, and (ii) such compromise or settlement (x) is solely for monetary damages (for which Indemnifying Party is solely responsible), (y) does not impose injunctive or other equitable relief against the Indemnified Party, and (z) includes an unconditional release of the Indemnified Party from all liability with respect to such claim, suit, action or other proceeding.

(c) If the Indemnified Claim does not result from a claim, suit, action or other proceeding brought by a third-party, the Indemnifying Party shall have fifteen (15) days after its receipt of to respond in writing to such Indemnified Claim. If the Indemnifying Party does not so respond within such fifteen (15) day period, Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

14.4 Insurance.

(a) At all times during the Term of this Agreement, each Party shall procure and maintain, at its sole cost and expense, commercial general liability insurance with limits no less than $1,000,000 per occurrence and $5,000,000 in the aggregate, including bodily injury and property damage and products and completed operations and advertising liability, which policy will include contractual liability coverage insuring the activities of Licensee under this Agreement.

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(b) All insurance policies required pursuant to Section 14.4 must:

(i) be issued by insurance companies with a Best’s Rating of no less than an A; and

(ii) give the other Parties at least thirty (30) days’ prior written notice of cancellation or non-renewal of insurance policy coverage; provided that, prior to such cancellation, the applicable Party shall put into effect new insurance policies in place that meet the requirements of Section 14.4.

(c) Each Party shall provide the other Parties with copies of the certificates of insurance and policy endorsements required by this Section 14.4 on or prior to the Effective Date and shall not do anything to invalidate such insurance (subject to Section 14.4(b)(ii)).

15. Term and Termination.

15.1 Term. This Agreement will commence as of the Effective Date and, unless terminated earlier in accordance with this Section 15, or by mutual written agreement of the Parties hereto, continue in perpetuity (the “Term”).

15.2 Termination for Cause. This Agreement may be terminated as follows:

(a) by Licensor upon written notice to Licensee, if

(i) (x) Licensee fails to pay the Royalty Payments in accordance with this Agreement (other than those disputed in accordance with Section 10.6), (y) Licensor uses reasonable efforts to discuss such overdue payments with Licensee’s Chief Financial Officer (or such other appropriate Licensee Representative as may be communicated to Licensor by Licensee in writing) and (z) such Royalty Payments remain in default for thirty (30) days or more after being notified in writing by Licensor that Licensor intends to terminate the Agreement if such Royalty Payment is not paid because such payment is overdue; or

(ii) Licensee materially breaches this Agreement (other than failure to pay amounts due under this Agreement) and Licensee fails to cure such breach within thirty (30) days of being notified in writing to do so by Licensor or, if such breach cannot reasonably be cured within thirty (30) days, then Licensee shall commence curing the breach within thirty (30) days and diligently pursue such cure thereafter; provided, however, that Licensor shall not have the right to terminate this agreement pursuant to this Section 15.2(a) if Licensor is then in material breach of this Agreement;

(b) by Licensee, if Licensor or Dragonfly materially breaches this Agreement and (if such breach is curable) Licensor or Dragonfly (as applicable) fails to cure such breach within thirty (30) days of being notified in writing to do so by Licensee or, if such breach cannot reasonably be cured within thirty (30) days, then Licensor shall commence curing the breach within thirty (30) days and diligently pursue such cure thereafter; provided, however, that Licensee shall not have the right to terminate this agreement pursuant to this Section 15.2(b) if Licensee is then in material breach of this Agreement; or

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(c) by Licensee or Licensor, in accordance with the terms of Section 10.3.

(d) If any Insolvency Event (as defined below) shall have occurred and be continuing in respect of Licensor (a “Licensor Insolvency Event”) or in respect of Licensee (a “Licensee Insolvency Event”), then Licensee (in the case of a Licensor Insolvency Event) or Licensor (in the case of a Licensee Insolvency Event), respectively, has the right to terminate this Agreement upon written notice to the Licensor or Licensee, respectively; provided, that upon the occurrence of any Insolvency Event specified in clause (ii) the subject of which Insolvency Event is the Licensee (and not, for the avoidance of doubt, the Licensor), this Agreement shall immediately and automatically terminate without declaration, notice or any other action, unless the Licensor gives notice to the Licensee within 15 days after the occurrence of the applicable Insolvency Event that it elects that this Agreement shall continue and not terminate. “Insolvency Event” means that either Licensor or Licensee, as applicable, (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within fifteen (15) business days or is not dismissed or vacated within forty-five (45) days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

16. Post-Termination Rights and Obligations.

16.1 Effect of Termination. On the termination of this Agreement for any reason and subject to any express provisions set out elsewhere in this Agreement (including Section 15.2):

(a) all outstanding amounts payable by Licensee to Licensor shall immediately become due and payable;

(b) all rights and licenses granted pursuant to this Agreement shall immediately cease;

(c) Licensee shall immediately cease all use of the Licensed Mark; and

(d) upon a Party’s written request, the other Party shall reasonably promptly return such requesting Party or destroy, at its own expense, any Confidential Information of the requesting Party and all copies thereof. Notwithstanding the foregoing, neither Party will be required to (i) return or destroy the other Party’s Confidential Information that it is required to retain pursuant to applicable law or (ii) search archived electronic back-up files of its computer systems for the other Party’s Confidential Information in order to return or destroy the other Party’s Confidential Information from its archived files, provided that any of the other Party’s Confidential Information retained in accordance with subparts (i) and (ii) shall remain subject to the confidentiality and non-disclosure obligations set forth in this Agreement until such Confidential Information is returned or destroyed.

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16.2 Sell-Off Period. On termination of this Agreement for any reason, Licensee shall have the right to dispose of all stocks of Licensed Products in its possession and all Licensed Products in the course of manufacture or production as of the date of termination for a period of twelve (12) months after the date of termination of this Agreement, in each case, in accordance with the terms and conditions of this Agreement, and provided that any Royalty Payment or other payment due under the provisions of Section 10 is paid to Licensor within ninety (90) days after the earlier of (x) the date the last Licensed Product is sold or delivered or (y) the end of such twelve (12) month period.

16.3 Surviving Rights. The rights and obligations of the Parties set forth in this Section 16.3 and Section 1, Section 4.1, Section 7.8, Section 10, Section 12, Section 13, Section 14.1-14.3, Section 16, Section 18, and Section 19.2-19.16, and any right, obligation, or required performance of the Parties in this Agreement, which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration. No Party shall be relieved of any liability with respect of any inaccuracy, breach or non-fulfillment of any provision hereof prior to such termination, or of any provision hereof that survive the termination hereof after the termination hereof.

16.4 Any successor to a Party shall be bound by this Agreement.

17. Sublicense. Licensee shall have the limited right to sublicense the Licensed Mark to another Person for the sole purpose of allowing such Person to assist Licensee in connection with the production, distribution, advertising, commercialization or sale of the Licensed Products in strict accordance with the terms of this Agreement.

18. Assignment. No Party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without the other Parties prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation, or reorganization involving a Party (regardless of whether such Party is a surviving or disappearing entity) or sale of all or substantially all the assets or business of such Party to which this Agreement relates will be deemed to be a transfer of rights, obligations, or performance under this Agreement for which the other Parties’ prior written consent is not required, provided that, in each case, the successor entity to which this Agreement is assigned expressly agrees to be bound by this Agreement and all other related agreements between the Parties. No delegation or other transfer will relieve a Party of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 18 is null and void. Except as permitted in a transaction permitted by Section 5 (including without limitation in connection with any Excluded Transaction under the right of first refusal provisions attached as Exhibit C to this Agreement) and Section 6, the Licensed Mark and the Parties’ obligations under this Agreement, the Transfer and License-Back Agreement and all other related agreements between the Parties may not be separately assigned or otherwise transferred, in whole or in part.

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19. Miscellaneous.

19.1 Further Assurances. Each Party shall, upon the request of the other Party, and, except as otherwise expressly set forth herein, at such other Party’s sole expense, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

19.2 Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither party has authority to contract for, or bind the other Party in, any manner whatsoever.

19.3 No Public Announcements. Neither Party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement, or, unless expressly permitted under this Agreement, otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Party, which may not be unreasonably withheld, conditioned, or delayed.

19.4 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (other than routine communications having no legal effect) must be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email (in each case, with confirmation of transmission or receipt) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as may be specified in a notice given in accordance with this Section 19.4).

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If to Licensor:	Battle Born Battery Products, LLC 1190 Trademark Dr., Suite #108 Reno, Nevada 89512 Attn: Dominic Sinnott E-mail: dsinnott@dragonflyenergy.com

With a copy (which will not constitute notice) to:	Dragonfly Energy Corp. 1190 Trademark Drive Reno, NV 89521 Attention: Dominic Sinnott Email : dsinnott@dragonflyenergy.com

If to Dragonfly:	Dragonfly Energy Corp. 1190 Trademark Drive
Reno, NV 89521 Attention: Dominic Sinnott Email :dsinnott@dragonflyenergy.com

With a copy (which will not constitute notice) to:	Howard & Howard 3800 Howard Hughes Pkwy, STE 1000 Las Vegas, NV 89169 Attention: Joanna Myers Email: jmm@h2law.com

If to Licensee:	Stryten Energy LLC 5925 Cabot Parkway Alpharetta, GA 30005 Attention: Bob Penman Email: bob.penman@motrexllc.com

With a copy (which will not constitute notice) to:	Allen Overy Shearman Sterling LLP 401 9th Street NW Washington, DC 20004 Attention: Christopher M. Zochowski Bradley Noojin Email: czochowski@aoshearman.com bnoojin@aoshearman.com

19.5 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Schedules, and Exhibits refer to the Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Any Schedules and Exhibits referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

19.6 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

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19.7 Entire Agreement. This Agreement, together with all Schedules and Exhibits hereto, and any other documents incorporated herein by reference, constitute the entire agreement of the Parties to this Agreement with respect to the subject matter contained herein. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule or other document, the following order of precedence shall govern: (a) first, this Agreement, excluding its Schedules and Exhibits; and (b) second, the Schedules and Exhibits to this Agreement; and (c) third, any other documents incorporated herein by reference. The Parties expressly acknowledge that they are entering into other agreements contemporaneously herewith and/or after this Agreement, and that this Agreement shall survive termination of any other agreements between the Parties unless otherwise terminated in accordance with Section 15 of this Agreement.

19.8 Third-Party Beneficiaries. Except as expressly set forth in Section 14 with respect to Indemnified Parties, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

19.9 Binding Agreement. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.

19.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by either Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

19.11 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent permitted under applicable Law.

19.12 Governing Law; Submission to Jurisdiction. This Agreement is governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any other. Any legal suit, action, or proceeding arising out of or related to this Agreement will be instituted exclusively in the federal courts of the United States or the courts of the State of Delaware in each case located in the City of Wilmington and County of New Castle, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party’s address set forth herein will be effective service of process for any suit, action, or other proceeding brought in any such court.

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19.13 WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19.14 Equitable Relief. Each Party acknowledges that a breach by it of this Agreement (including, for the avoidance of doubt, any breach of Section 4.3 by Licensor) may cause the other Party irreparable harm, for which an award of damages would not be adequate compensation and agrees that, in the event of such a breach or threatened breach, the other Party will be entitled to equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies will not be deemed to be exclusive but are in addition to all other remedies available under this Agreement at Law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

19.15 Attorneys’ Fees. In the event that any claim, suit, action, or proceeding is instituted or commenced by either party hereto against the other party arising out of or related to this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing party.

19.16 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, DocuSign or other means of electronic transmission (to which a signed PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

19.17 Cooperation in Event of Consumer Confusion. In the event of consumer confusion arising from or relating to the Parties’ respective uses of the Licensed Mark, the Parties shall cooperate in good faith to promptly address and avoid such consumer confusion.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

BATTLE BORN BATTERY PRODUCTS, LLC

By:	/s/ Denis Phares
Name:	Denis Phares
Title:	CEO

STRYTEN ENERGY LLC

By:	/s/ Mike Judd
Name:	Mike Judd
Title:	Chief Executive Officer

DRAGONFLY ENERGY CORP.

By:	/s/ Denis Phares
Name:	Denis Phare
Title:	Chief Executive Officer

SCHEDULE 1

Licensed Mark

Trademark	Jurisdiction	Trademark Registration / Application No.
	United States	Reg. No. 6895225
	United States	Reg. No. 7284871
	United States	Reg. No. 7284872
	European Union	Reg. No. 018848387
	United Kingdom	Reg. No. UK00003888983
	International Registration (and designated countries granting protection)	Reg. No. 1683242

Trademark	Jurisdiction	Trademark Registration / Application No.

	Australia	Reg. No. 2300563

	Mexico	Reg. No. 2575209

	Canada	App. No. 2209962

BATTLE BORN BATTERIES	United Kingdom	Reg. No. UK00003888951

BATTLE BORN BATTERIES	European Union	Reg. No. 018848379

	International Registration (and designated countries granting protection)	Reg. No. 1681667

BATTLE BORN	Australia	Reg. No. 2299023

	Mexico	Reg. No. 251881

	Canada	Reg. No. TMA1228473

Trademark	Jurisdiction	Trademark Registration / Application No.
BATTLE BORN	United States	Reg. No. 4999731
BATTLE BORN	United States	Reg. No. 7276690
BATTLE BORN	United States	Reg. No. 7276689
BATTLE BORN ENERGY	United States	Reg. No. 6428841
BATTLE BORN SOLAR	United States	Reg. No. 6428842
	United States	Ser. No. 98197989
BATTLE BORN BASE STATION	United States	Ser. No. 98198017

SCHEDULE 2

MARKETS

EXHIBIT A

Rights and Acknowledgment Agreement

Please see attached.

EXHIBIT B

Brand Manual/Use Guidelines

Please see attached.

EXHIBIT C

Right of First Refusal Provisions